Exhibit 99.1

TPX COMMUNICATIONS ANNOUNCES COMBINATION WITH

PENSARE ACQUISITION CORP. TO BECOME PUBLICLY TRADED COMPANY

Combination Strengthens TPx Leadership Position in the Large and Fast-Growing

Unified Communications and Cloud-Focused Managed IT Services Markets

Joint Investor Call to be held on February 1, 2019 at 11:00 AM EST.

LOS ANGELES, CA and ATLANTA, GA – February 1, 2019 – U.S TelePacific Holdings Corp. dba TPx Communications (“TPx”), a leading provider of Unified Communications and cloud-focused Managed IT Services, and Pensare Acquisition Corp. (NASDAQ: WRLS), a special purpose acquisition company, today announced that they have entered into a definitive agreement (the “Agreement”) pursuant to which TPx will become a Nasdaq-listed public company. The transaction implies a combined company’s enterprise value of approximately $1.1 billion and an approximately 8.0x multiple of expected 2019 adjusted EBITDA. Upon closing of the transaction, Pensare intends to change its name to “TPx Corp.” and expects to continue trading on Nasdaq under the new ticker symbol “TPXC.” It is anticipated that TPx’s management team, led by CEO Dick Jalkut and CFO Tim Medina, will continue to lead the combined company and Pensare CEO, Darrell J. Mays, will serve as Vice Chairman of the combined company’s board of directors. In addition, TPx’s current controlling stockholders, including its largest stockholder, Investcorp, will remain as equity holders in the combined entity.

TPx Investment Highlights

●	Founded in 1998, TPx is a provider of Unified Communications and cloud-focused Managed IT Services, including Cloud Connectivity, Software-Defined Wide Area Networks (SD-WAN), and Managed Security, with approximately 30,000 customers nationwide in over 53,000 locations.

●	TPx is a leader in the global Unified Communications-as-a-Service (“UCaaS”) industry and the U.S. Cloud Services industry, which are projected to grow at a 19% CAGR (from $5 billion in 2017 to $16 billion in 2024) and at a 41% CAGR (from $31 billion in 2015 to $174 billion in 2020), respectively.

●	TPx has achieved 16 years of consecutive organic growth, with significant growth in its Managed Services segment.

●	High visibility business model with 93%+ monthly recurring revenue as a percent of total 2018 revenue.

●	Proven acquisition competencies having integrated nine companies since 2004, with additional opportunities available in a highly fragmented market.

●	Large, captive market of 20,000+ existing access and transport customers with proven ability to convert existing customers to higher margin Managed Services products.

●	Projected revenues of $701 to 711 million and adjusted EBITDA of $135 to 140 million in calendar year 2019.

●	Managed Services revenue forecasted to grow 15%+ in 2019 driven by 35%+ growth in UCaaS revenue. Managed Services forecast to represent 65%+ of projected 2019 revenue.

●	Successful transition to asset-light model reduces projected capital expenditures to less than 8% of 2019 revenue estimate.

“Today’s transaction announcement marks a key milestone in TPx’s exciting history, as we embark on becoming a publicly-traded company,” stated Mr. Jalkut. “We are excited to partner with Pensare to seek to accelerate our current growth and leverage their collective domain expertise and experience in the TMT industry. In addition, with access to new sources of capital and liquidity, we believe that TPx will be able to accelerate our historical growth and provide even greater value to our shareholders, employees and customers.”

“Following Pensare’s comprehensive search process, we feel confident that the combination with TPx is positioned to create substantial value for stockholders over the long run. The TPx executive team has grown revenues each of the past 16 years, and has achieved a best-in-class Average Revenue Per User in managed services,” commented Mr. Mays. “This transaction provides TPx with an opportunity to strengthen its leadership position and capture more share of the fast-growing Unified Communications and cloud focused managed IT markets. We are thrilled to help facilitate TPx’s listing on Nasdaq and excited to partner with Dick and the entire TPx team.”

“TPx is a remarkable success story that is still unfolding, thanks to strong management, prominent market positioning, and a recurring revenue model underpinning the business,” said David Tayeh, Head of North American Private Equity at Investcorp. “We’re thrilled to find like-minded industry experts in Pensare to help the TPx team continue its trajectory of growth and innovation in the rapidly evolving Unified Communications market.”

In addition to Messrs. Mays, Jalkut, and Tayeh, Pensare Chairman Larry Mock and former President of Vonage Business, Clark Peterson, are expected to join the combined company’s board of directors. The combined company will also appoint additional directors, a majority of whom will be independent.

Summary of Transaction

Pursuant to the terms of the Agreement, at the closing of the proposed transaction, Pensare will pay $248 million in cash and $95 million in Pensare equity to the equity holders of TPx, subject to certain adjustments contained in the Agreement. Concurrently with the consummation of the transaction, it is anticipated that certain institutional and other investors will purchase equity securities of the combined entity in a proposed private placement.

The net cash proceeds remaining from Pensare’s trust account and the proposed private placement are expected to be used to reduce TPx’s current net debt, fund its growth plan, and allow TPx to pursue opportunistic acquisitions.

The Pensare and TPx boards of directors have approved the proposed transaction. The parties expect to complete the proposed transaction upon receipt of Pensare stockholder approval, proceeds from the proposed private placement, and other customary closing conditions, including regulatory approvals.

The description of the transaction contained herein is only a summary and is qualified in its entirety by the reference to the Agreement and other definitive agreements relating to the transaction. See “Additional Information and Where to Find It,” below.

EarlyBirdCapital is serving as financial and capital markets advisor to Pensare. Oppenheimer & Co. Inc. is Pensare’s lead placement agent for the private placement. Greenberg Traurig, LLP is acting as legal counsel to Pensare. Evercore is serving as lead financial advisor to TPx. Q Advisors is also serving as a financial and strategic advisor to TPx, with Credit Suisse acting as its capital markets advisor. Gibson, Dunn & Crutcher LLP is acting as legal advisor to TPx.

Additional Information and Where to Find It

Pensare intends to file a proxy statement with the Securities and Exchange Commission (“SEC”) to be used at its special meeting of stockholders to approve the proposed transaction with TPx. STOCKHOLDERS ARE URGED TO READ, WHEN AVAILABLE, THE PRELIMINARY PROXY STATEMENT, DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS THAT PENSARE WILL FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETIES BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting on the proposed transaction. Stockholders will be able to obtain copies of the proxy statement and other documents filed by Pensare through the website maintained by the SEC at http://www.sec.gov. Stockholders will also be able to obtain a copy of the proxy statement, without charge, by directing a request to: Pensare Acquisition Corp., 1720 Peachtree Street, Suite 629, Atlanta, Georgia 30309 or by emailing info@pensaregrp.com.

Participants in the Solicitation

Pensare, TPx, and their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies of Pensare’s stockholders in connection with the proposed transaction. Investors and security holders may obtain more detailed information regarding the names and interests in the proposed transaction of Pensare’s directors and officers in Pensare’s filings with the SEC. Information regarding these and other persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Pensare’s shareholders in connection with the proposed transaction, including their interests in the proposed transaction, will be set forth in the definitive proxy statement and other relevant documents that Pensare has filed or will file with the SEC in connection with the proposed transaction.

No Offer or Solicitation

This communication shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Conference Call Scheduled

Pensare and TPx will host a joint conference call to discuss the proposed business combination with the investment community on February 1, 2019 at 11:00 AM EST. Investors may listen to the conference call by dialing (877) 407-9716 toll-free in the U.S. or (201) 493-6779 internationally and entering conference code 13687248. The conference call webcast and presentation slides with more detailed information regarding the proposed transaction will be available at www.pensaregrp.com. To access the replay, the domestic toll-free access number is (844) 512-2921 and participants should provide the conference number of 13687248.

About TPx

Founded in 1998, TPx is a leading provider of Unified Communications, Managed IT services, and Managed Connectivity services with approximately 30,000 customers and 53,000 customer locations across the U.S. TPx has best-in-class customer service embedded in its corporate DNA, offering guaranteed performance to all customers wherever there’s a broadband connection. TPx customers serve every business sector and include many government and not-for-profit enterprises. Throughout its history, the company has steadily executed strategically and delivered more than 16 years of uninterrupted growth over a period that has included two recessions. For more information, visit www.tpx.com or follow @TPxComm on Twitter.

About Pensare Acquisition Corp.

Pensare Acquisition Corp. is a special purpose acquisition company that went public on Nasdaq in July 2017 and was formed for the purpose of effecting a merger, acquisition or similar business combination in the telecommunications, media, and technology (TMT) industries. Pensare is led by Chairman Larry Mock, Chief Executive Officer Darrell J. Mays, President Robert Willis, and Chief Strategy Officer David Panton. Pensare’s securities are quoted on the Nasdaq stock exchange under the ticker symbols WRLS, WRLSW, WRLSR and WRLSU. For more information, visit www.pensaregrp.com.

About Investcorp

Investcorp is a leading global manager of alternative investments. Led by a new vision, Investcorp has embarked on an ambitious, albeit prudent, growth strategy. The Firm continues to focus on generating value through a disciplined investment approach in four lines of business: private equity, real estate, absolute return investments and credit management.

As at June 30, 2018, the Investcorp Group had US$22.6 billion in total AUM, including assets managed by third party managers and assets subject to a non-discretionary advisory mandate where Investcorp receives fees calculated on the basis of AUM.

Since its inception in 1982, Investcorp has made over 175 Private Equity deals in the U.S., Europe, the Middle East and North Africa region and Asia, across a range of sectors including retail and consumer products, technology, business services and industrials, and more than 600 commercial and residential real estate investments in the U.S. and Europe, for in excess of US $57 billion in transaction value.

Investcorp employs approximately 390 people across its offices in Bahrain, New York, London, Abu Dhabi, Riyadh, Doha, and Singapore. For further information, including our most recent periodic financial statements, which details our assets under management, please refer to:

www.investcorp.com
www.twitter.com/Investcorp   @investcorp
www.linkedin.com/company/Investcorp

Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Pensare’s or TPx’s management’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the inability to complete the transactions contemplated by the proposed business combination, including the proposed private placement; the inability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, the amount of cash available following any redemptions by Pensare stockholders; the ability to meet NASDAQ’s listing standards following the consummation of the transactions contemplated by the proposed business combination; costs related to the proposed business combination; TPx’s ability to execute on its plans to develop and market new products and the timing of these development programs; TPx’s estimates of the size of the markets for its solutions; the rate and degree of market acceptance of TPx’s solutions; the success of other competing technologies that may become available; TPxs ability to identify and integrate acquisitions; the performance and security of TPx’s services; actual and/or potential litigation involving Pensare or TPx (including, without limitation, certain class action lawsuits that have been filed against TPx asserting claims of failure to pay overtime wages, failure to provide all meal and rest periods, failure to provide accurate wage statements, failure to pay wages upon termination and claims under the California Unfair Competition Law); and general economic and market conditions impacting demand for TPx’s services. Other factors include the possibility that the proposed transaction does not close, including due to the failure to receive required stockholder or regulatory approvals, or the failure of other closing conditions. Neither Pensare nor TPx undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measure and Related Information

This press release includes adjusted EBITDA and adjusted EBITDA margins, which are financial measures that are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP financial measures do not have a standardized meaning, and the definition of adjusted EBITDA used by TPx may be different from other, similarly named non-GAAP measures used by TPx’s peers operating in TPx’s industry. A description of TPx’s definition of adjusted EBITDA, as well as a reconciliation of adjusted EBITDA to the closest GAAP financial measure, will be included in the investor presentation to be filed by Pensare with the SEC on or about the date hereof as an exhibit to a Current Report on Form 8-K. TPx management believes that these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to TPx’s financial condition and results of operations. In addition, certain of the financial information of TPx contained herein is unaudited and/or does not conform to SEC Regulation S-X and as a result such information may be presented differently in future filings by Pensare with the SEC.

###

Media Contact:

Jack Murphy

ICR for TPx and Pensare

(646) 677-1834

jack.murphy@icrinc.com